Page 1 of 4 pages
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                     PELICAN PROPERTIES, INTERNATIONAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   705840-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 11, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              Rule 13d-1(b)
              Rule 13d-(c)
              Rule 13d-1(d)

--------------------------------------------------------                       -----------------------------------------------------
CUSIP No. 705840-10-6                                           13G                              Page 2 of 4 Pages
          -----------                                                                                 -    -
--------------------------------------------------------                       -----------------------------------------------------

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    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Linda Brauer

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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                        (a)

                                                                                                                    (b)
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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------------------------------------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                               350,698

      NUMBER OF
                      --------------------------------------------------------------------------------------------------------------
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                -0-
         EACH
      REPORTING
                      --------------------------------------------------------------------------------------------------------------
        PERSON          7   SOLE DISPOSITIVE POWER
         WITH
                               350,698


                      --------------------------------------------------------------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                               -0-

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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              350,698


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    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              -0-


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    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.9%


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    12     TYPE OF REPORTING PERSON*

              IN


------------------------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                Page 3 of 4 pages

Item 1(a).   Name of Issuer

             Pelican Properties, International Corp.
             -----------------------------------------------------------------------------------------------------------------------

Item 1(b).   Address of Issuer's Principal Executive Offices:

             12520 SW 195 Terrace, Miami, FL  33177
             -----------------------------------------------------------------------------------------------------------------------

Item 2(a).   Name of Person Filing:

             Linda Brauer
             -----------------------------------------------------------------------------------------------------------------------

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             11308 Bedfordshire Avenue, Potomac, MD  20854
             -----------------------------------------------------------------------------------------------------------------------

Item 2(c).   Citizenship:

             United States
             -----------------------------------------------------------------------------------------------------------------------

Item 2(d).   Title of Class of Securities:

             Common Stock
             -----------------------------------------------------------------------------------------------------------------------

Item 2(e).   CUSIP Number:

             705840-10-6
             -----------------------------------------------------------------------------------------------------------------------

Item 3.      If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
             or (c), Check Whether the Person Filing is a:
             (a) [ ]   Broker or dealer registered under Section 15 of the
                       Exchange Act.
             (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
             (c) [ ]   Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.
             (d) [ ]   Investment company registered under Section 8 of the
                       Investment Company Act.
             (e) [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)
                       (ii)(E);
             (f) [ ]   An employee benefit plan or endowment fund in accordance
                       with Rule 13d-1(b)(1)(ii)(F);
             (g) [ ]   A parent holding company or control person in accordance
                       with Rule 13d-1(b)(1)(ii)(G);
             (h) [ ]   A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;
             (i) [ ]   A church plan that is excluded from the definition of an
                       investment company under Section 3(c)(14) of the
                       Investment Company Act;
             (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.      Ownership.

                  Provide the following information regarding the aggregate
             number and percentage of the class of securities of the issuer identified in Item 1.
                  (a) Amount beneficially owned:
                         350,698
                  (b) Percent of class:
                         6.9%
                  (c) Number of shares as to which such person has:
                  (i) Sole power to vote or to direct the vote 350,698
                 (ii) Shared power to vote or to direct the vote -0-
                (iii) Sole power to dispose or to direct the disposition of
                      350,698
                 (iv) Shared power to dispose or to direct the disposition of
                      -0-

                  Instruction:  For computations regarding securities which
             represent a right to acquire an underlying security see Rule 13d-3
             (d)(1).

Item 5.      Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

             Instruction. Dissolution of a group requires a response to this item.

                               Page 4 of 4 Pages

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

Item 7.      Identification  and  Classification of the Subsidiary Which
             Acquired the Security Being Reported on by the Parent Holding
             Company.

                  Not Applicable

Item 8.      Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.      Notice of Dissolution of Group.

                  Not Applicable

Item 10.     Certifications.

                  Not Applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 10, 1999
                                       -----------------------------------------
                                                                  (Date)


                                       /s/ Linda Brauer
                                       -----------------------------------------
                                                                (Signature)


                                       Linda Brauer
                                       -----------------------------------------
                                                               (Name/Title)



